EXHIBIT 99.2

Subject: CEO letter to EMPLOYEES
Audience: PGi employees worldwide
Channel: Email

Dear colleagues and friends,

Today marks the beginning of an exciting new chapter in the PGi story. This afternoon, PGi entered into a definitive agreement to be acquired by funds managed or advised by Siris Capital Group, a private equity firm based in New York that specializes in acquiring technology and telecommunications companies. Following completion of the acquisition, PGi will no longer be a publicly traded company.

I’d like to take a moment to let you know what this means for us.

The Decision

For over 20 years, PGi has been a market-leading innovator and provider of collaboration software and services. Our strategy of transitioning from per-minute audio conferencing to higher-margin unified communications and collaboration (UC&C) software has been incredibly successful, and that success caught the attention of Siris, who has a successful track record of managing technology companies with transitional business models.

After a thorough evaluation, our board of directors determined that this was a compelling transaction that offers immediate value to our shareholders. We believe the acquisition will also enable PGi to hone and accelerate its business strategy and ultimately deliver more value to its world-class customer base.

Siris’ investment is a ringing endorsement of our robust product portfolio, our successful strategy of transitioning to UC&C SaaS, our future potential for growth and leadership in the global collaboration market and our deep commitment to client success.

What Happens Next

As we work through the transaction process, we are taking a business-as-usual approach to running the company. PGi is still PGi, and we don’t anticipate any major changes in the short-term. Product delivery dates will still be aggressively pursued, and we will continue to focus our efforts on delivering best-in-class service and support to all of our customers worldwide. Our work—your work—to help PGi become the world’s best provider of collaboration software and services is more important now than ever.

For the next 45 days, we will enter into what is known as a “go-shop” period where we are allowed, under the terms of the merger agreement, to solicit alternative acquisition proposals for our company from other potential acquirors. If a superior proposal does not emerge, we anticipate closing the transaction with Siris following the receipt of shareholder and regulatory approvals. Until the transaction is completed, PGi will continue to operate as a publicly traded company.

For answers to some of the most common questions regarding this transaction, we have uploaded an FAQ list to PGiLife, which you can access here [LINK]. You will also find email templates customized for both customers and partners that you should use to inform your clients about this important announcement. As we are able, we will continue to update all of our associates with new information regarding the transaction when it becomes available.

Finally, it’s important that no PGi employees, except our approved corporate spokespeople, should make any comments about the acquisition. If you are approached with inquiries about the acquisition by anyone outside of the company, please direct them to Sean O’Brien at sean.obrien@pgi.com.

A Personal Note

PGi has been a dream project of mine over 20 years in the making. This new chapter is a direct result of the incredible work all of our associates, past and present, have done throughout PGi’s history. I am incredibly excited about the potential this transaction represents for the future of PGi and hope you all join me in that excitement.

In closing, I want to offer a heart-felt thank you to everyone on the PGi team across the globe for your unending commitment to excellence and your invaluable contributions to this company. Together, we are building the future of collaboration.

Boland

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PGi. In connection with the proposed merger, PGi will prepare a proxy statement to be filed with the SEC on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PGi. PGI’s SHAREHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT PGi WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PGi AND THE PROPOSED MERGER. PGi’s shareholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by PGi with the SEC from the SEC’s website at www.sec.gov and on PGi’s website at www.pgi.com. PGi’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Premiere Global Services, Inc., c/o Sean O’Brien, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462.

PGi and its directors and officers may be deemed to be participants in the solicitation of proxies from PGi’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PGi’s directors and executive officers and their ownership of PGi’s common stock is set forth in the proxy statement for PGi’s 2015 Annual Meeting of shareholders, which was filed with the SEC on April 27, 2015. Shareholders may obtain additional information regarding the interests of PGi and its directors and executive officers in the proposed transaction, which may be different than those of PGi’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.